Exhibit 19

Insider Trading Policy

Trading. No individual, regardless of position within Hanover Bancorp, Inc. (the “Company”), may transfer, acquire or engage in any transactions involving the Company’s securities or those of Competitors (as defined below) (including engaging in hedging transactions or pledging such securities as collateral, if otherwise permitted under this Policy) while in possession of material information which has not yet been publicly disseminated.  This prohibition applies to anyone in the Company at any level, and even to persons not employed by the Company if they have access by any means (including, but not limited to, tips from others) to material non-public information about the Company.

It is difficult to describe exhaustively what constitutes material information, but you should assume that any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold our stock would be material.  Information may be significant for this purpose even if it would not alone determine the investor’s decision.  Examples include a potential business acquisition, internal financial information which has not yet been made public (for example, quarterly and annual information) or which shows that the Company’s earnings will depart from its recent or historical trend(s), the acquisition or loss of a major contract, an important financing transaction or the declaration of a dividend.

For purposes of this policy, a Competitor shall mean a financial services entity engaged in businesses similar to those of the Company and whose stock price might reasonably be expected to be affected by news concerning the Company. In the event any party subject to this policy has any question of whether an entity in which the party intends to trade is a Competitor, that party should confirm with Chairman and CEO, or CFO whether the entity is a Competitor prior to trading.

In order to ensure compliance with this Policy and legal restrictions regarding trading on inside information, the Company is hereby adopting the following Policy:

●	Before engaging in any transactions (purchases, sales, transfers, etc.) in the Company’s securities or those of Competitors, all officers (for purposes of this Policy, the positions listed on Addendum A constitute the “officers” subject to this pre-clearance requirement) and directors must confirm with:
●	Chairman and CEO, or,
●	CFO

that the window for trading is “open” and that trading is permitted.

Unless you are specifically informed that the window is “Open”, you may not trade, either to buy or sell, or to engage in any other transactions or transfers of Company stock or in the securities of Competitors.

Quarterly, the trading window will open 48 business hours after the detailed press release is disseminated to the public (for example, if earnings are released at 8:00 am on Monday, the window will open 8:00 am on Wednesday OR if earnings are released after 4:00 pm on Monday, the window will open at the commencement of trading Thursday).  The trading window will close when the market closes on the day the Finance Report is disseminated to the Board OR at the end of business on the 15th day of the last month of each quarter (March, June, September, and December), whichever is earlier.

This Policy applies to transactions undertaken directly by on officer or director or on behalf of a director or officer by a third party, such as a broker.  Compliance with this Policy is the responsibility of the individual director or officer, regardless of whether they undertake the transaction directly or through a third party.

●	At the time an officer or director seeks clearance to trade in Company securities, they must provide the Corporate Secretary, or in their absence the Chief Accounting Officer, with all proposed details of the transaction which they then know, such as:
●	The nature of the transaction (i.e., purchase, sale, pledge or other transfer)
●	Number or type of securities
●	How the securities are currently held or will be held (direct, indirect, and if indirect, how)

This Policy shall not prohibit at any time (i) the buying or selling of the Company's stock pursuant to a trading plan created under Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Act”) which was implemented at a time when the trading window was open or (ii) any transaction which is exempt from the provisions of Section 16(b) of the Act, such as the exercise of an option to purchase the Company's stock granted under the Company's equity compensation plans.  However, it does include disposition of Company stock purchased through such plans.  Any such transactions must still be reported to the CEO (or in his absence the CFO) and you are still responsible for ensuring that a Form 4 is filed reflecting any such transactions, as applicable.

Confidentiality. Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating trading in the stock.  Personnel should not discuss internal Company matters or developments with anyone outside the Company, except as required in the performance of regular corporate duties.

This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community.  It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances.  Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Chairman and CEO or CFO.

Hedging and Pledging Company Securities. The Company considers it inappropriate for any director or officer to enter into speculative transactions in the Company’s securities to attempt to separate the economic risk of holding the Company’s securities from the ownership of the securities.  This Policy therefore prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities.  This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership.

In addition, this Policy prohibits pledging or hypothecating the Company’s securities held by a director or officer as collateral for a loan, including through the use of a traditional margin account with a securities broker.

These prohibitions do not apply to a broker-assisted cashless exercise of stock options granted as part of a Company incentive plan.

Section 16. Section 16 of the Securities Exchange Act of 1934 has two components: a reporting provision and a short swing profit recapture provision.  Insiders subject to Section 16 (directors, executive officers and 10% or greater shareholders) have a personal obligation to report to the SEC transactions in the Company’s common stock within forty-eight (48) hours of the transaction.  Although Company personnel can assist insiders in meeting their filing obligations, these obligations are personal to the insider – they are not Company obligations.  Failure to properly and timely file the necessary reports will result in the insider being listed by name in the Company’s proxy and may subject the insider to enforcement action by the SEC.

Under the short swing profit recapture provisions of Section 16, an insider is required to pay over to the Company any profits which may be derived from two non-exempt, opposite way transactions which occur within six (6) months.  This would include a purchase at a lower price and a subsequent sale at a higher price, but also includes a sale at a higher price followed by a purchase at a lower price, and any other non-exempt transactions which may be matched to show a profit.  Section 16 provides a private right of action to any shareholder to seek to recover these profits, and the Courts have awarded plaintiff’s counsel legal fees in these actions.  There is a segment of the bar that makes a living tracking Section 16 reports looking for short swing profits and then demanding legal fees.

Avoiding short swing profit recapture liability requires prior planning by an insider, and is the personal obligation of the insider, not an obligation of the Company.  Before conducting any transaction, an insider should look at all transactions conducted during the prior six (6) months and think ahead regarding any expected transactions during the next six (6) months, to ensure that the insider does not create short swing profit recapture liability.

ADDENDUM A

Chairman & Chief Executive Officer

President

Chief Financial Officer

Chief Credit Officer

Chief Risk Officer

Chief Municipal Officer

Chief Accounting Officer

Chief Lending Officer

All Positions in the Finance Department

Director of Human Resources

Corporate Secretary

Chief Information Officer